RAYOVAC 401(k) SAVINGS PLAN
                              FOR HOURLY EMPLOYEES










                            Effective January 1, 1998









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                           RAYOVAC 401(k) SAVINGS PLAN
                              FOR HOURLY EMPLOYEES

                                TABLE OF CONTENTS

                                                                        Page
                                                                        ----
        ARTICLE 1    THE PLAN, DEFINITIONS
                          AND CONSTRUCTION

1.1     The Plan                                                         1-1
1.2     Definitions                                                      1-1
1.3     Construction                                                     1-5



        ARTICLE 2    ELIGIBILITY AND PARTICIPATION

2.1     Eligible Class of Employees                                      2-1
2.2     Commencement of Participation                                    2-1
2.3     Termination of Participation                                     2-1
2.4     Reemployment                                                     2-1
2.5     Reinstatement of Participation                                   2-1


        ARTICLE 3    CONTRIBUTIONS AND ALLOCATIONS

3.1     Contribution and Allocation Restrictions                         3-1
3.2     Elective Contributions                                           3-1
3.3     Rollovers from Other Employee Benefit Plans                      3-3
3.4     Participant After-Tax Contributions                              3-3
3.5     Determination of Contributions                                   3-3
3.6     Time of Payment of Contributions                                 3-3
3.7     Return of Contributions                                          3-3


        ARTICLE 4    VALUATION

4.1     Allocation of Income to Accounts                                 4-1
4.2     Valuation of Participant's Account                               4-1


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        ARTICLE 5    CONTRIBUTION AND ALLOCATION
                                     RESTRICTIONS

5.1     Maximum Limits on Allocations                                    5-1
5.2     Limitations for Defined Benefit and Defined Contribution
        Plans Covering the Same Employee                                 5-3
5.3     Actual Deferral Percentage Test                                  5-3
5.4     Highly Compensated Employee                                      5-5


        ARTICLE 6    VESTING

6.1     Vesting                                                          6-1


        ARTICLE 7    DISTRIBUTIONS

7.1     Commencement of Retirement Benefits                              7-1
7.2     Method of Payment                                                7-2
7.3     Death Benefits                                                   7-3
7.4     Required Lifetime Distributions                                  7-4
7.5     Qualified Domestic Relations Orders                              7-5
7.6     Loans                                                            7-6
7.7     Hardship Withdrawals                                             7-6
7.7     Withdrawals On or After Age 59-1/2                               7-7


        ARTICLE 8    ADMINISTRATION OF THE PLAN

8.1     Appointment of Separate Administrator                            8-1
8.2     Powers and Duties                                                8-1
8.3     Records and Notices                                              8-2
8.4     Compensation and Expenses                                        8-3
8.5     Limitation of Authority                                          8-3


        ARTICLE 9    ADMINISTRATION OF THE TRUST

9.1     Appointment of Trustee                                           9-1
9.2     Authorization for Trust Agreement                                9-1
9.3     Participant Direction of Investment of Account                   9-1
9.4     Funding Policy                                                   9-2


                                       ii

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        ARTICLE 10    CLAIMS PROCEDURE

10.1    Application for Benefits  10-1
10.2    Notice of Denied Claim for Benefits                             10-1
10.3    Review of Denied Claim    10-1


        ARTICLE 11    AMENDMENT AND TERMINATION

11.1    Amendment or Restatement  11-1
11.2    Termination and Discontinuance of Contributions                 11-1
11.3    Distribution Upon Termination                                   11-1
11.4    Merger, Consolidation or Transfer of Assets and Liabilities     11-2
11.5    Distribution Upon Disposition of Assets or Subsidiary           11-2
11.6    Successor Employer                                              11-2


        ARTICLE 12    GENERAL PROVISIONS

12.1    Limitation on Liability   12-1
12.2    Indemnification                                                 12-1
12.3    Compliance with Employee Retirement Income Security
        Act of 1974               12-1
12.4    Nonalienation of Benefits 12-1
12.5    Employment Not Guaranteed by Plan                               12-2
12.6    Form of Communication     12-2
12.7    Facility of Payment                                             12-2
12.8    Location of Participant or Beneficiary Unknown                  12-2
12.9    Service in More Than One Fiduciary Capacity                     12-2
12.10   Offset                                                          12-2
12.11   Military Leave of Absence 12-3

Appendix A - Madison UAW, Local Union 1329
Appendix B - Madison IAM, Badger Lodge No. 1406
Appendix C - Fennimore - Teamsters, Local Union 695

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                  This document reflects the provisions of the Reinhart,
Boerner, Van Deuren, Norris & Rieselbach, s.c. Volume Submitter Master Document. The Master Document has been reviewed in advance by the Internal Revenue Service (the "IRS"). Use of the Volume Submitter Master Document results in (1) expedited IRS review of the Company's plan and (2) lower IRS filing fees. Except for the Company's own retirement plan purposes, this document is copyrighted and cannot be reproduced, in whole or in part, without the express prior written permission of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c.
--------------------------------------------------------------------------------

                                      iii

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                                    ARTICLE 1

                     The Plan, Definitions and Construction


                  1.1 The Plan. Effective January 1, 1998, Rayovac Corporation (the "Company") adopted a profit sharing plan to benefit certain of its employees by facilitating the accumulation of funds for their retirement. As adopted, the Plan incorporates a cash or deferred arrangement permitted by section 401(k) of the Internal Revenue Code.

                  The Company intends the Plan to comply with sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended. This introduction and the following Articles and Appendices, as amended from time to time, comprise the Plan. With respect to each participating group, to the extent any provisions of the Plan are contrary to the provisions of the applicable Appendix, the provisions of the Appendix shall control.

                  1.2 Definitions.

                      (a) Account. The record of each Participant's interest in the Trust Fund.

                      (b) Administrator. The Company or individual(s) designated in Article 8 who shall control and manage the operation and administration of the Plan as the named fiduciary.

                      (c) Code. The Internal Revenue Code of 1986, as amended from time to time, and as interpreted by applicable regulations and rulings.

                      (d) Company. Rayovac Corporation, the sponsoring employer, and any successor which adopts the Plan. The board of directors of the Company, or such board members authorized by the board of directors from time to time, shall act on behalf of the Company for purposes of the Plan. In no event shall a self-employed individual or owner-employee (within the meaning of Code section 401(c)) be considered a "company" eligible to adopt the provisions of the Plan.

                      (e) Compensation.

                           (1) In General. Except as otherwise provided,
Compensation shall mean an employee's base wage, incentive pay, overtime pay,


                                      1-1
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shift differential pay, dirt pay, shower time pay, jury duty pay, funeral leave pay, vacation pay and holiday pay.

                           (2) Inclusion of Elective Contributions.
"Compensation" includes elective contributions made by the Employer on behalf of the employee that are not includable in income under a cafeteria plan (pursuant to Code section 125), a Code section 401(k) arrangement (pursuant to Code section 402(a)(8)), a simplified employee pension (pursuant to Code section 402(h)) or a tax-sheltered annuity or account (pursuant to Code section 403(b)); compensation deferred under an eligible deferred compensation plan of a state or local government or tax-exempt organization within the meaning of Code section 457(b) and employee contributions under governmental plans described in Code section 414(h)(2).

                           (3) Additional Rules.

                               (A) Annual Compensation Limit. The annual
Compensation of each Participant in any Plan Year shall not exceed the annual compensation limit pursuant to Code section 401(a)(17). The annual compensation limit shall be adjusted annually for increases in the cost of living by the Secretary of the Treasury or his delegate, except that the dollar increase in effect on January 1 of any calendar year is effective for Plan Years beginning in such calendar year. The "annual compensation limit" is $150,000, as indexed.

                               (B) Received While a Plan Participant. For
purposes of contributions pursuant to Article 3 and section 5.3 (ADP testing), the Administrator may uniformly limit the period for which Compensation shall be taken into consideration to the portion of the Plan Year in which the employee was a Participant in the Plan.

                      (f) Effective Date. January 1, 1998, the date as of which the Plan first applies to the Company; as to each Employer, the date as of which the Plan first applied to each Employer.

                      (g) Elective Contributions. Employer contributions made to the Plan on a pretax basis that were subject to a cash or deferred election pursuant to section 3.2.

                      (h) Employer. The Company or any other entity which, consistent with authorization by the Company, has adopted the Plan and any successor thereto. By its adoption of this Plan, an Employer shall be deemed to appoint the Company, Administrator and Trustee its exclusive agents to exercise on its behalf all of the power and authority conferred by this Plan upon the Employer. The authority of the Company, Administrator and Trustee to act as


                                      1-2
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such agent shall continue until this Plan is terminated as to the adopting
Employer and the relevant Trust Fund assets have been distributed by the Trustee.

                          In no event shall a self-employed individual or
owner-employee (within the meaning of Code section 401(c)) be considered an "employer" eligible to adopt the provisions of the Plan.

                          For each Plan Year, the Plan shall deem an individual
an employee of the Employer who employs the individual on the last day of the Plan Year or the last day during the Plan Year for which the individual accrues an Hour of Service. The board of directors of the Employer, or such board members authorized by the board of directors from time to time, shall act on behalf of the Employer for purposes of the Plan.

                      (i) Employment. An individual's employment with the Employer. In the event an employee is transferred between participating Employers, such employee shall not be deemed to have terminated his Employment.

                      (j) Hour of Service.

                          (1) Each hour for which an employee is paid, or
entitled to payment, for the performance of service for the Employer;

                          (2) Each hour for which an employee is paid, or
entitled to payment by the Employer without the performance of service (regardless of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability), lay off, jury duty, military duty, or leave of absence (pursuant to this paragraph (2), no more than 501 Hours of Service will be credited for any single continuous period--whether or not such period occurs in a single Plan Year or other computation period--and 29 C.F.R. section 2530.200b-2 and 3 shall govern the determination of an individual's Hours of Service); and

                          (3) Each hour for which back pay, regardless of any
mitigation of damages, is either awarded or agreed to by the Employer.

                              The same Hours of Service will not be credited
pursuant to paragraphs (1) or (2), as the case may be, and paragraph (3).

                      (k) Income. The net gain or loss of the Trust Fund from investments including, but not limited to, interest, dividends, rents, profits, realized and unrealized gains and losses and expenses of the Plan or Trust Fund paid from


                                      1-3
the Trust Fund. To determine the Income of the Trust Fund for any period, the Trustee shall value the Trust Fund on the basis of its assets' fair market value.

                      (l) Leased Employee. Any person (other than an employee of the Employer) who, pursuant to an agreement between the Employer and any other person (the "leasing organization"), has performed services for the Employer (or for the Employer and related persons determined in accordance with Code section 414(n)(6)) on a substantially full-time basis for a period of at least one year and such services are performed under primary direction or control by the recipient.

                          In no event shall a Leased Employee be considered an
employee of the Employer if: (1) the Leased Employee is covered by a money purchase pension plan providing a nonintegrated employer contribution rate of at least 10% of Compensation as defined in section 5.1(c) (including amounts contributed pursuant to a salary reduction agreement under Code sections 125, 402(a)(8), 402(h) or 403(b)), immediate participation and full and immediate vesting and (2) the Leased Employees equal no more than 20% of the Employer's nonhighly compensated employees.

                      (m) Normal Retirement Age. A Participant's 65th birthday.

                      (n) Participant. Any individual who has satisfied the eligibility and participation requirements of the Plan as provided in Article 2. Where appropriate, the term "Participant" also includes former Participants who are no longer eligible to participate under the provisions of Article 2, or beneficiaries of a deceased Participant, or an alternate payee, as defined in Code Section 414(p)(8), for whom an Account exists which has not been distributed or forfeited in total.

                      (o) Plan. The Rayovac 401(k) Savings Plan for Hourly Employees, as stated herein and as amended from time to time.

                      (p) Plan Year. The period beginning on the Effective Date and ending on December 31, 1998, and each 12-month period ending on each subsequent December 31.

                      (q) Trust Fund. The assets of the Plan held in trust by a Trustee and/or the assets of the Plan which consist of insurance contracts or policies issued by an insurance company.

                      (r) Trustee. The person(s) or entity holding the assets of the Plan in trust or, in the case of a Trust Fund consisting solely of insurance contracts, the insurer. The use of the term Trustee to refer to the insurer is not


                                      1-4
intended to indicate that the insurer is a trustee within the meaning of state or federal statutory or common law, but merely for convenience of reference in the Plan.

                      (s) Valuation Date. The last day of the Plan Year and each business day of the Plan Year or such other dates as the Administrator determines for the purpose of valuing the Trust Fund pursuant to Article 4.

                  1.3 Construction. Except to the extent preempted by the Employee Retirement Income Security Act of 1974, the laws of the State of Wisconsin, as amended from time to time, shall govern the construction and application of the Plan. Words used in the masculine gender shall include the feminine and words in the singular shall include the plural, as appropriate. The words "hereof," "herein," "hereunder" and other similar compounds of the word "here" shall refer to the entire Plan, not to a particular section. Any mention of "Articles," "sections" and subdivisions thereof, unless stated specifically to the contrary, refers to Articles, sections or subdivisions thereof in the Plan. All references to statutory sections shall include the section so identified, as amended from time to time, or any other statute of similar import. If any provisions of the Code or the Employee Retirement Income Security Act of 1974 render any provision of this Plan unenforceable, such provision shall be of no force and effect only to the minimum extent required by such law.


                                      1-5
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                                    ARTICLE 2

                          Eligibility and Participation

                  2.1 Eligible Class of Employees. An employee eligible to participate in the Plan is any employee of an Employer who is a member of a participating group as identified in an Appendix to the Plan.

                  2.2 Commencement of Participation. An employee who meets the eligibility requirements of section 2.1 shall commence participation in the Plan as follows:

                      (a) Employees Hired Prior to January 1, 1998. An employee who performs an Hour of Service prior to January 1, 1998 shall commence participation in the Plan on the Effective Date.

                      (b) Employees Hired On or After January 1, 1998. An employee who performs his first Hour of Service on or after January 1, 1998 shall commence participation in the Plan as of the first day of the Plan Year immediately following the date the employee performs his first Hour of Service.

                  2.3 Termination of Participation. On the date a Participant's Employment terminates or, if earlier, the date he no longer is a member of the eligible class of employees pursuant to section 2.1, the Participant shall be deemed a former Participant. Status as a former Participant shall continue until the date the Plan has satisfied all liabilities with respect to the former Participant.

                  2.4 Reemployment. If an employee terminates Employment either before or after becoming a Participant and subsequently resumes Employment, the rehired employee may participate in the Plan on the first day of the month following the date his Employment resumes.

                  2.5 Reinstatement of Participation. In the event an employee who is not a member of an eligible class of employees becomes a member of an eligible class of employees pursuant to section 2.1, such employee shall participate in the Plan on the first day of the month following the date he (1) transfers to an eligible class of employees if such employee has previously satisfied the eligibility requirements of section 2.2, or (2) satisfies the eligibility requirements of section 2.2 if he had not done so previously.

                      If a Participant ceases participating in the Plan because he no longer is a member of an eligible class of employees pursuant to section 2.1, he shall resume participation in the Plan on the first day of the month following the date he again becomes a member of an eligible class of employees pursuant to section 2.1.


                                      2-1
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                                       3-4
                                    ARTICLE 3

                          Contributions and Allocations


                  3.1 Contribution and Allocation Restrictions. All contributions and allocations provided for in this Article 3 are subject to the limitations and restrictions set forth in Article 5.

                  3.2 Elective Contributions.

                      (a) Amount. For each Plan Year, a Participant may direct the Employer to make Elective Contributions on his behalf directly to the Trust Fund. The Employer shall make Elective Contributions on behalf of a Participant in lieu of the Employer's payment of an equal amount to the Participant as direct remuneration for the Plan Year; provided the Participant elects to defer such amounts prior to the date such amounts become currently available to the Participant. Such amounts may be contributed to the Plan only if such amounts would have been received by the Participant, but for the Participant's election, on or before 2-1/2 months following the end of the Plan Year. A Participant may so elect only as to amounts becoming currently available after the cash or deferred arrangement of this Plan is adopted and effective. A Participant's Elective Contributions may not exceed the lesser of (1) 15-percent of the Participant's Compensation for a Plan Year, or (2) for each calendar year, the $7,000 limit of Code section 402(g) as adjusted annually for increases in the cost of living by the Secretary of the Treasury or his delegate and as in effect for such calendar year.

                      (b) Allocation. As of the last day of each payroll period and following the allocation of Income pursuant to Article 4, the Administrator shall allocate the Elective Contributions for such period to the Accounts of the Participants for whom such contributions were made.

                      (c) Enrollment. The initial enrollment date shall be January 1, 1998. After the initial enrollment date, Participants may enroll to make Elective Contributions effective as of any January 1, April 1, July 1 or October 1. A Participant shall enroll by filing with the Administrator a written election (on a form acceptable to the Administrator) directing the Employer to make Elective Contributions in any whole percentage from one- to fifteen-percent. The Participant must file the written election with the Administrator within a reasonable time as determined by the Administrator prior to the effective date.

                                      3-1

                          Once filed, a Participant's written election
authorizing Elective Contributions will remain in effect until amended or discontinued pursuant to paragraphs (d) and (e) below.

                      (d) Discontinue Elective Contributions. Unless otherwise authorized pursuant to rules prescribed by the Administrator, a Participant may entirely discontinue his elective contributions effective as of any enrollment date provided in paragraph (c) above by filing with the Administrator, within a reasonable time as determined by the Administrator prior to the effective date, a revised written election directing the Employer to discontinue his elective contributions. The Participant's subsequent enrollment will be effective only as of the dates provided and pursuant to the terms specified in paragraph (c) above.

                      (e) Increase or Decrease in Elective Contributions. Unless otherwise authorized pursuant to rules prescribed by the Administrator, a Participant may increase or decrease the amount of his elective contributions effective as of any enrollment date provided in paragraph (c) above by filing a revised written election with the Administrator within a reasonable time, as determined by the Administrator, prior to the effective date.

                      (f) Return of Excess Elective Contributions. If a Participant notifies the Administrator in writing by the March 1 following the close of a calendar year, or by the April 15 following such March 1 the Employer designates on behalf of the Participant with respect to Elective Contributions under the Plan and any other plans of the Employer, that the Participant has made excess Elective Contributions for that year, the Administrator shall distribute to the Participant the amount of the excess Elective Contributions allocable to the Plan (plus, or minus any Income or loss allocable thereto up to the close of the calendar year). Such distribution shall occur by the April 15 immediately following the close of the calendar year in which the excess Elective Contributions were contributed to the Plan. The amount of excess Elective Contributions for any calendar year shall equal (1) the sum of amounts contributed to the Plan as Elective Contributions on behalf of the Participant plus amounts deferred by the Participant pursuant to other arrangements described in Code sections 401(k), 408(k) and 403(b) (the "total Elective Contributions") minus (2) the greater of the $7,000 limit of Code section 402(g), as adjusted annually for increases in the cost of living by the Secretary of the Treasury or his delegate from time to time, or $9,500, which alternate limit applies to only Elective Contributions added to deferrals made pursuant to an arrangement described in Code section 403(b). The Participant's written notification must contain a statement to the effect that, if such excess Elective Contributions were not distributed, the Participant's total Elective Contributions would exceed the limit specified in Code section 402(g) for the calendar year in which such Elective Contributions were made.


                                      3-2
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                          Income allocable to excess Elective Contributions
shall be determined (1) under any reasonable method used for allocating Income to all Participants' Accounts as applied consistently to all Participants for the Plan Year or (2) by multiplying Income allocable to the Participant's Account for the calendar year by a fraction, the numerator of which is such Participant's excess Elective Contributions for the year and the denominator is the Participant's Account balance attributable to Elective Contributions as of the beginning of the calendar year plus the Participant's Elective Contributions for the calendar year.

                  3.3 Rollovers from Other Employee Benefit Plans. The Plan does not permit employees who participated in another retirement plan and trust, "qualified" pursuant to Code sections 401(a) and 501(a), to deposit any such funds into the Trust Fund.

                  3.4 Participant After-Tax Contributions. The Plan neither requires nor permits Participants to make after-tax contributions to it or the Trust Fund.

                  3.5 Determination of Contributions. The Employer shall determine the amount of any contribution made by it pursuant to this Plan. The Employer's determination of such contribution shall bind all Participants, the Trustee and the Administrator. Such determination shall be final and conclusive and shall not be subject to change as a result of a subsequent audit by the Internal Revenue Service or as a result of any subsequent adjustment of the Employer's records.

                      The Trustee shall have no right or duty to inquire into the amount of the Employer's contribution or the method used in determining the amount of such contribution. The Trustee shall be accountable for only funds it actually receives.

                  3.6 Time of Payment of Contributions. The Employer shall pay any contributions for each of its fiscal years to the Trustee within the time prescribed by law, including extensions, for the filing of the Employer's federal income tax return for such year or within such other period as provided in Code section 404(a)(6). The Employer shall pay Elective Contributions made pursuant to section 3.2 to the Trustee as of the earliest date the Employer can reasonably segregate such contributions from its general assets but not later than the 15th day of the month immediately following the month in which such amounts would otherwise have been payable to the Participant.

                  3.7 Return of Contributions. The Trustee shall return contributions made to the Plan in the following circumstances:


                                      3-3

                      (a) The Employer and the Plan hereby condition any Employer contributions to the Plan upon the Employer obtaining a deduction pursuant to Code section 404(a) in an equal amount for the Employer's taxable year ending with or within the Plan Year for which the contribution is made. If all or any portion of the Employer's contribution is not deductible for such year pursuant to Code section 404(a), the Trustee shall return the nondeductible amount to the Employer, without earnings, but reduced by any losses attributable thereto, within one year of the disallowance of the deduction by the Internal Revenue Service.

                      (b) The Trustee, at the direction of the Employer, shall return to the Employer, without earnings, but reduced by any losses attributable thereto, any contribution made due to a mistake of fact provided the Administrator determines that such mistake existed at the time of the contribution. The Trustee may only return a contribution pursuant to this subsection (b) within 12 months of the date the contribution was made.

                      (c) The Employer and the Plan condition any Employer contributions to this Plan upon the initial qualification of the Plan pursuant to Code section 401(a). Within one year after the date the Internal Revenue Service determines that the Plan fails to qualify pursuant to Code section 401(a), and provided that the Plan's application for determination to the Internal Revenue Service is made within the time prescribed by law, the Trustee shall return to the Employer the entire assets of the Plan attributable to all amounts contributed during the time the Plan failed to qualify.

                      The Employer shall return Elective Contributions made pursuant to section 3.2, and Income thereon, to the Participant if such contributions are returned to the Employer pursuant to this section.


                                      3-4

                                       4-1
                                    ARTICLE 4

                                    Valuation

                  4.1 Allocation of Income to Accounts. The Administrator shall value a Participant's Account as of each Valuation Date in accordance with the income accounting applicable to each investment fund in which the assets of the Account are invested and adjust the Account to reflect applicable expenses and all other transactions since the preceding Valuation Date.

                  4.2 Valuation of Participant's Account. The Administrator shall determine the value of a Participant's Account for purposes of Article 7 as of the Valuation Date immediately preceding the date the distribution occurs or commences as if such Valuation Date were the last day of a Plan Year, including in that valuation (a) the allocation of contributions, if any, for such year if the Account otherwise qualifies for such allocation and the Valuation Date is actually the last day of a Plan Year or if the Plan otherwise requires allocation of such amounts as of such Valuation Date, and (b) Elective Contributions made pursuant to section 3.2 on behalf of the Participant since the Valuation Date.

                                      4-1

                                    ARTICLE 5

                    Contribution and Allocation Restrictions

                  5.1 Maximum Limits on Allocations. This section 5.1 shall limit contributions and allocations made pursuant to Article 3.

                      (a) The annual addition to a Participant's Account for any limitation year shall not exceed the lesser of:

                          (1) $30,000; or

                          (2) 25% of the compensation (as defined in section
5.1(c) below) paid or made available to the Participant in such year.

                      (b) "Annual addition" shall mean the sum allocated to a Participant's Account for any year of contributions and amounts allocated to his benefit pursuant to all other defined contribution plans maintained by the Employer for the limitation year. Contributions allocated to any individual accounts which are part of a pension or annuity plan under Code sections 415(l) and 419A(d)(2) shall be treated as annual additions to a defined contribution plan. However, section 5.1(a)(2) above shall not apply to any amounts treated as an annual addition under the preceding sentence. Annual addition also includes Elective Contributions pursuant to section 3.2 in excess of (1) the $7,000 limit of Code section 402(g) (as adjusted annually for increases in the cost of living as specified by the Secretary of the Treasury or his delegate) that are not distributed by the April 15 following the close of the Plan Year, or (2) the nondiscrimination tests recited in this Article 5 even if corrected through distribution after the close of the Plan Year. Income attributable to a Participant's Elective Contributions, which are distributed pursuant to section 5.1(e)(1) below, shall be included as an annual addition, unless also distributed pursuant to section 5.1(e)(1) below.

                          The annual addition shall not include the allocation
to a Participant's Account of Income pursuant to Article 4.

                      (c) "Compensation" for purposes of this section 5.1, unless otherwise elected by the Administrator for a limitation year, shall mean an employee's wages from the Employer received during the limitation year which is required to be reported on the employee's IRS Form W-2 for income tax withholding purposes (or such other amount as required to be reported under Code sections 6041(d), 6051(a)(3) and 6052 as referenced in Treasury regulation ss. 1.415-2(d)(11)(i)). Effective January 1, 1998, "compensation" for purposes of


                                      5-1
this section also shall include a Participant's elective contributions described in section 1.2(e)(2) of this Plan.

                      (d) The "limitation year" shall be the Plan Year.

                      (e) The Administrator shall reallocate the excess of a Participant's annual addition over the limits stated above, provided such excess is not subject to refund or reversion pursuant to Article 3, in accordance with subparagraph (1) below and any one of the other following subparagraphs:

                          (1) To the extent the excess arises from the
Participant's Elective Contributions made pursuant to section 3.2, such excess and, if the Administrator determines, Income attributable to such Elective Contributions, may be refunded to the Participant as soon as administratively feasible.

                          (2) The excess amount shall be reallocated to the
Accounts of the Participants in the Plan who have not exceeded the limits stated above. If the reallocation causes the limits stated above to be exceeded with respect to each Participant for the limitation year, then these amounts shall be held unallocated in a suspense account and reallocated to Participants' Accounts in the next (or succeeding, if necessary) limitation year before the allocation of Employer or employee contributions.

                          (3) The excess amount shall be used to reduce the
Employer contributions for the next (or succeeding, if necessary) limitation year for the Participant who incurred the excess amounts provided the Participant is covered by the Plan at the end of such limitation year. If the Participant is no longer covered by the Plan as of the end of the limitation year, the excess amounts shall be held unallocated in a suspense account and reallocated in the next limitation year to all remaining Participants in the Plan as a reduction of such Participants' Employer contributions. Excess amounts may not be distributed to Participants or former Participants.

                          (4) The excess amount shall be held unallocated in a
suspense account for the limitation year and reallocated in the next (or succeeding, if necessary) limitation year to all Participants in the Plan. The excess amount must be used to reduce Employer contributions for the next (and succeeding, if necessary) limitation years. Excess amounts may not be distributed to Participants or former Participants.

                          Any excess amount held in a suspense account shall not
share in Income. If the Plan terminates before the allocation of such excess,


                                      5-2
the excess shall revert to the Employer, to the extent that it may not be allocated to any Participant's Account.

                  5.2 Limitations for Defined Benefit and Defined Contribution Plans Covering the Same Employee. This section 5.2 shall not apply to limitation years beginning on or after January 1, 2000.

                      (a) Aggregate Limit. If an employee participates in both a defined benefit plan and a defined contribution plan maintained by the Employer, the sum of the defined benefit plan fraction and the defined contribution plan fraction for each limitation year may not exceed 1.0. A Participant's annual addition in excess of the aggregate limit shall first be reallocated from any defined benefit plan maintained by the Employer.

                      (b) Defined Benefit Plan Fraction. For purposes of this section, the defined benefit plan fraction for each limitation year shall include a numerator equaling the projected annual benefit of the employee pursuant to the plan (determined as of the close of the year) and a denominator equaling the lesser of (1) 125% of the dollar limitation imposed upon such benefits by the Code for such year or (2) 140% of his average annual Compensation for the three consecutive Plan Years during which he both participated in the Plan and received the highest Compensation from the Employer.

                      (c) Defined Contribution Plan Fraction. For purposes of this section, the defined contribution plan fraction for each limitation year shall include a numerator equaling the sum of the annual additions to the employee's account as of the close of the year and a denominator equaling the sum of an amount determined for such year and for each prior year of service with the Employer as the lesser of (1) 125% of the limit determined pursuant to section 5.1(a)(1) or (2) 140% of the limit determined pursuant to section 5.1(a)(2).

                  5.3 Actual Deferral Percentage Test.

                      (a) Applying the Test. The actual deferral percentage (the "ADP") for any Plan Year for Participants who are highly compensated employees ("HCEs") may not exceed the greater of:

                          (1) 1.25 times the ADP for the preceding Plan Year for
all Participants who are not HCEs; or

                          (2) The lesser of (A) 2 times the ADP for the
preceding Plan Year of Participants who are not HCEs or (B) the ADP for the preceding Plan Year of Participants who are not HCEs plus 2 percentage points.


                                      5-3

                          Notwithstanding the foregoing, when applying the test
in section 5.3(a), the Employer may elect to use the ADP for the Plan Year for which testing is performed for those Participants who are not HCEs; provided, however, that any such election can be changed subsequently only as provided by the Secretary of the Treasury. The Administrator shall determine the Participants' deferral percentages consistent with Code section 401(k)(3) and applicable Treasury Regulations, which the Plan incorporates by reference. The Employer shall maintain records sufficient to demonstrate satisfaction of the ADP test and the amount of qualified nonelective contributions or qualified matching contributions, if any, used in such test.

                      (b) ADP Defined. For any Plan Year, the Administrator shall determine the "ADP" for the Participants who are HCEs and all other Participants as follows:

                          (1) The ADP for a group of Participants shall equal
the average of the ratios, calculated separately for each Participant in the group, of (A) the allocations of Elective Contributions and qualified nonelective contributions or qualified matching contributions (to the extent not taken into account for purposes of the actual contribution percentage test), not including Income, which the Administrator determines for a Plan Year to (B) the Participant's Compensation for that Plan Year. The ADP of a Participant who makes no Elective Contributions in a Plan Year is zero. Excess Elective Contributions attributable to Participants who are not HCEs are not taken into account for purposes of ADP testing.

                          (2) The "ADP" for any Participant who is an HCE and
eligible to have Elective Contributions allocated to his account pursuant to two or more plans or arrangements described in Code section 401(k) and maintained by an Employer shall be determined as if all such contributions were made pursuant to a single arrangement.

                      (c) Excess Contributions. If, for any Plan Year, the aggregate amount of contributions to the Accounts of Participants who are HCEs exceeds the maximum amount permitted in paragraph (a) above, the Administrator may distribute such excess amount plus or minus any Income or loss allocable to such excess amount to some or all of the Participants who are HCEs (determined by reducing contributions made on behalf of Participants who are HCEs in order of the ADPs beginning with the highest amount of contributions by, or on behalf of, such HCE) during the period beginning on the first day following the close of the Plan Year in which the excess contributions arose and ending on the date that is 2-1/2 months from the close of such Plan Year, and in all events shall distribute such Amount no later than the close of the following Plan Year. The


                                      5-4

Administrator shall calculate any excess pursuant to this paragraph (c) after determining the amount of excess Elective Contributions pursuant to Article 3.

                      Income allocable to excess contributions shall be determined (1) under any reasonable method used for allocating Income to all Participants' Accounts as applied consistently to all Participants for the Plan Year or (2) by multiplying Income allocable to the Participant's Elective Contributions (and qualified nonelective contributions and qualified matching contributions, if any) for the Plan Year by a fraction, the numerator of which equals the Participant's excess contributions for the year and the denominator of which equals the Participant's Account balance attributable to Elective Contributions (and qualified nonelective contributions and qualified matching contributions, if any) as of the beginning of the Plan Year plus the Participant's Elective Contributions (and qualified nonelective contributions and qualified matching contributions, if any) for the Plan Year. The Plan may distribute excess contributions (and Income) without regard to consent otherwise required for Plan distributions.

                  5.4 Highly Compensated Employee. For purposes of this Article 5, highly compensated employee ("HCE") shall have the meaning required by Code section 414(q) and applicable Treasury Regulations. For a Plan Year, an employee is an HCE if the employee:

                      (a) was a five-percent owner at any time during the Plan Year or the preceding Plan Year; or

                      (b) during the preceding Plan Year received Compensation from the Employer exceeding $80,000 and, if the Employer elects, was in the top-paid group of employees for the preceding Plan Year.

                      The top-paid group of employees shall be determined without regard to employees described in Code section 414(q)(8).


                                      5-5

                                    ARTICLE 6

                                     Vesting

                  6.1 Vesting. A Participant's interest in his Account shall be fully vested and nonforfeitable at all times.


                                      6-1

                                    ARTICLE 7

                                  Distributions

                  7.1 Commencement of Retirement Benefits. This section 7.1 shall not apply to distributions payable on account of a Participant's death.

                      (a) Earliest Payment Date. As to any Participant, distribution shall occur no earlier than the termination of the Participant's Employment, unless specifically authorized elsewhere in the Plan.

                      (b) Payment Due To Termination of Employment.

                          (1) Before Normal Retirement Age. If a Participant's
Employment terminates prior to his Normal Retirement Age, the distribution of his Account shall commence as follows:

                              (A) Accounts of $5,000 or Less. The Administrator
shall mandate distribution in a single lump sum of any Participant's vested Account that equals $5,000 or less prior to the commencement of distributions or at the time of any prior distribution. If a Participant's vested Account equals zero, the Participant shall be deemed to have received a mandatory distribution of such vested Account. Mandatory distributions shall commence as soon as administratively feasible following the third month after the termination of a Participant's Employment.

                              (B) Accounts of More Than $5,000. Subject to the
requirements set forth below, the Administrator shall commence distribution of a Participant's Account which exceeds $5,000 prior to the commencement of distributions, or at the time of any prior distribution, as soon as administratively feasible following the third month after the termination of a Participant's Employment and the date the Participant elects in writing to commence distribution. Such distribution may not commence prior to the Participant's Normal Retirement Age unless the Participant consents, in writing, on a form approved by and filed with the Administrator, to the earlier distribution of his vested Account. Such Participant consent shall not be valid unless the Administrator provides the Participant with notice of his right to defer distribution no less than 30 days and no more than 90 days before the date of distribution.

                              Notwithstanding the above, distribution may
commence less than 30 days after such notice is provided if (1) the notice clearly informs the Participant that the Participant has a right to a period of at least 30 days after receiving the notice to consider the decision of whether or not to


                                      7-1
elect a distribution, and (2) the Participant, after receiving such notice, affirmatively elects a distribution.

                              A Participant may elect to defer further the
distribution of his Account to a date no later than the April 1 following the Participant's required beginning date as defined in section 7.4 below. Unless a Participant elects to defer distribution, distribution shall commence no later than the 60th day after the close of the Plan Year (1) in which the Participant attains his Normal Retirement Age, or, if later, (2) in which occurs the 10th anniversary of his commencement of participation in the Plan.

                          (2) On or After Normal Retirement Age. The
distribution of the Account of a Participant who terminates Employment on or after the Participant's Normal Retirement Age shall commence as soon as administratively feasible following the third month after the termination of a Participant's Employment but no later than 60 days after the close of the Plan Year in which the Participant's Employment terminates. A Participant may elect to defer further the distribution of his Account to a date no later than the April 1 following the calendar year in which he attains age 70-1/2 (or later required beginning date as defined in section 7.4 below).

                  7.2 Method of Payment.

                      (a) Form of Benefits. Distribution from a Participant's Account shall occur in a single lump sum.

                      (b) Direct Rollovers.

                          (1) General. Notwithstanding any provision of the Plan
to the contrary that would otherwise limit a distributee's election under this section, a distributee may elect, at the time and in the manner prescribed by the Administrator, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover; provided, however, that if a Participant elects a direct rollover as to only a portion of the Participant's distributable Account, the amount to be paid in a direct rollover must equal at least $500.

                          (2) Eligible rollover distribution. An eligible
rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under


                                      7-2

section 401(a)(9) of the Code; and the portion of any distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

                          (3) Eligible retirement plan. An eligible retirement
plan is an individual retirement account described in section 408(a) of the Code, an individual retirement annuity described in section 408(b) of the Code, an annuity plan described in section 403(a) of the Code, or a qualified trust described in section 401(a) of the Code, that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

                          (4) Distributee. A distributee includes an employee or
former employee. In addition, the employee's or former employee's surviving spouse and the employee's or former employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in section 414(p) of the Code, are distributees with regard to the interest of the spouse or former spouse.

                          (5) Direct rollover. A direct rollover is a payment by
the Plan to the eligible retirement plan specified by the distributee.

                      (c) Mandatory Payments. The Administrator shall direct distribution in a single lump sum of any Participant's vested Account that does not exceed $5,000 prior to the commencement of distributions or at the time of any prior distribution if such Participant fails to direct a rollover within 30 days after being notified of his right to direct a rollover.

                  7.3 Death Benefits.

                      (a) Distribution to a Beneficiary. The Plan shall distribute the Account of a deceased Participant to the beneficiary identified in the beneficiary designation in effect at the time of his death or, if no such designation exists, to the Participant's surviving spouse or, if none, to his estate. Each Participant may designate, in writing, on forms approved by and filed with the Administrator, one or more beneficiaries to receive payment of his Account and may, in addition, name a contingent beneficiary.

                      The beneficiary as to 100% of the Account of a Participant married at the time of his death shall be his surviving spouse, unless his spouse consents to the designation of an alternative beneficiary or the spouse cannot be located. Spousal consent shall be in writing, acknowledging the effect of such election and witnessed by a Plan representative or notary public. Any change in, or revocation of, a Participant's designated beneficiary shall again


                                      7-3
require spousal consent unless the earlier consent of the spouse expressly permitted subsequent designations by the Participant without further spousal consent. The death benefit shall be made available to the beneficiary within a reasonable time after the Participant's death and in no event later than the earliest date benefits would be payable to the Participant if his Employment terminated on the date of his death for a reason other than death.

                      (b) Form of Benefit. A Participant's beneficiary may request, in writing, on forms approved by, and filed with, the Administrator, payment in any optional benefit form available under the Plan.

                      (c) Death On or Before Required Beginning Date. The Plan shall distribute as follows the Account of a Participant who dies on or before his required beginning date, as defined in section 7.4 below:

                          (1) General. Distribution shall occur by the end of
the calendar year that contains the fifth anniversary of the Participant's death.

                          (2) Spouse as Beneficiary. Distribution to the
surviving spouse of the Participant shall occur no later than the December 31 of the calendar year in which the Participant would have attained age 70-1/2.

                      (d) Death After Required Beginning Date. If a Participant dies on or after the date distributions have commenced following his required beginning date pursuant to section 7.4, any remaining portion of his vested Account shall be distributed at least as rapidly as required by the method of distribution in effect on his date of death.

                  7.4 Required Lifetime Distributions. Notwithstanding the other provisions of this Article 7, the Plan shall distribute each Participant's Account consistent with Code section 401(a)(9) and applicable regulations, which the Plan hereby incorporates by reference. Distribution of a Participant's Account shall commence no later than his "required beginning date," determined as follows:

                      (a) Required Beginning Date.

                          (1) Five Percent Owner. The required beginning date of
a Participant who is a 5-percent owner is the April 1 following the calendar year in which the Participant attains age 70-1/2. For purposes of this section, a Participant is a "5-percent owner," within the meaning of Code section 416(i), if the Participant is a 5-percent owner at any time during the Plan Year ending with or within the calendar year in which he attains age 66-1/2 or any subsequent Plan Year. Once distributions for the Plan have begun to a 5-percent owner, such distributions shall continue, even if the Participant ceases to be a 5-percent owner in a subsequent year.


                                      7-4

                          (2) All Other Employees. The required beginning date
of a Participant who is not a 5-percent owner is the April 1 following the later of the calendar year in which (A) the Participant attains age 70-1/2 or (B) the Participant terminates employment.

                      (b) Amount Required to be Distributed. The required distribution paid each calendar year beginning with the first distribution calendar year shall not equal less than the quotient obtained upon dividing the Participant's Account by the lesser of (1) the applicable life expectancy, or
(2) if the beneficiary is not the Participant's spouse, the applicable minimum distribution incidental benefit divisor determined from the table recited in Q&A-4 of proposed regulation section 1.401(a)(9)-2. The "applicable life expectancy" is the life expectancy (or joint and last survivor expectancy) calculated using the attained age of the Participant (or designated beneficiary) as of the Participant's (or designated beneficiary's) birthday in the first distribution calendar year reduced by one in each year thereafter. The Participant may elect to recalculate his life expectancy and/or that of his spouse, provided such election is irrevocable and is made prior to the Participant's required distribution date.

                      A Participant's Account is determined as of the last Valuation Date in the calendar year immediately preceding the calendar year for which a distribution is required, adjusted as follows: Increased by the amount of any contributions allocated to the Account as of dates in such calendar year after the Valuation Date and decreased by distributions made in such calendar year after the Valuation Date.

                  7.5 Qualified Domestic Relations Orders. Upon receipt of a domestic relations order issued by a court of competent jurisdiction with respect to a Participant's interest in the Plan, the Administrator shall determine whether such domestic relations order constitutes a qualified domestic relations order (as defined in Code section 414(p)(1), a "QDRO"). The Administrator shall establish reasonable procedures to determine the qualified status of a domestic relations order and to administer distributions mandated by a QDRO.

                      If the Administrator determines that the domestic relations order is a QDRO, an alternate payee as defined in Code section 414(p)(8) may receive distributions in a single lump sum, or direct rollover if the alternate payee is the Participant's former spouse, commencing as if the Participant experienced a termination of Employment as of the date of the order as described in section 7.1. Distributions made pursuant to this section may occur without regard to the age or the employment status of the Participant. Except as provided by this section, a distribution pursuant to a QDRO shall not include any type of benefit or payment option not otherwise payable by the Plan. If the Administrator has notice that a QDRO is being or may be sought but has not received the QDRO, the


                                      7-5

Administrator shall not, unless requested in writing by the Participant, delay payment of a benefit to a Participant which would otherwise be due. If the Administrator has determined that an order is not a QDRO and all comment and appeal periods have expired, the Administrator shall not, unless requested in writing by the Participant, delay payment to a Participant which otherwise would be due even if the Administrator has notice that the party claiming to be an alternate payee or the Participant is attempting to correct any deficiencies in the order.

                  7.6 Loans. Neither the Plan nor Trust Fund may extend any loan to a Participant.

                  7.7 Hardship Withdrawals. A Participant may withdraw any portion of his Account attributable to Elective Contributions upon appropriate notice to the Administrator if the withdrawal results from a "hardship." A withdrawal will be deemed to result from a "hardship" if the distribution:

                      (a) Is for the purpose of:

                          (1) The payment of medical expenses described in Code
section 213(d) incurred by the Participant, his spouse or dependents or necessary for these persons to obtain medical care described in Code section 213(d);

                          (2) Costs directly related to the purchase (excluding
mortgage payments) of a principal residence for the Participant;

                          (3) The payment of tuition, related educational fees,
and room and board expenses for the next 12 months of post-secondary education for the Participant, his spouse or dependents;

                          (4) The need to prevent the eviction from, or mortgage
foreclosure of, the Participant's principal residence; or

                          (5) Any other purpose specified by the Internal
Revenue Service as a deemed immediate and heavy financial need.

                      (b) Satisfies all of the following:

                          (1) The distribution does not exceed the amount of the
financial need, including any amount necessary to pay taxes or penalties reasonably anticipated to result from the distribution;

                          (2) The Participant has obtained all distributions
(other than hardship withdrawals) and all nontaxable loans currently available pursuant to this Plan or any other plan maintained by the Employer;


                                      7-6

                          (3) The Participant cannot make Elective Contributions
and employee after-tax contributions pursuant to this Plan or any other qualified or nonqualified plan of deferred compensation (excluding health or welfare plans) maintained by the Employer for at least 12 months after receipt of the withdrawn amount; and

                          (4) The Participant's Elective Contributions made in
the calendar year immediately following the calendar year in which the withdrawal is received do not exceed the $7,000 limit of Code section 402(g) (as adjusted) in effect for such calendar year, less the Participant's Elective Contributions made in the calendar year in which the withdrawal was received.

                  7.8 Withdrawals On or After Age 59-1/2. On or after attaining age 59-1/2, a Participant may withdraw all or any portion of his Account upon written notice to the Administrator. A Participant shall be entitled to only one election pursuant to this section in any Plan Year.


                                      7-7

                                    ARTICLE 8

                           Administration of the Plan

                  8.1 Appointment of Separate Administrator. The Company may appoint a separate Administrator. Any person, including, but not limited to, employees of the Employer, shall be eligible to serve as Administrator. Two or more persons may form a committee to serve as Administrator. Persons serving as Administrator may resign by written notice to the Company and the Company may appoint or remove such persons. An Administrator consisting of more than one person shall act by a majority of its members at the time in office, either by vote at a meeting or in writing without a meeting. An Administrator consisting of more than one person may authorize any one or more of its members to execute any document or documents on behalf of the Administrator, in which event the Administrator shall notify the Trustee of the member or members so designated. The Trustee shall accept and rely upon any document executed by such member or members as representing action by the Administrator until the Administrator shall file with the Trustee a written revocation of such designation. No person serving as Administrator shall vote or decide upon any matter relating solely to himself or solely to any of his rights or benefits pursuant to the Plan. If the Company fails to name such person or persons, the Company shall be the Administrator.

                  8.2 Powers and Duties. The Administrator shall administer the Plan in accordance with its terms and shall discharge its duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims. The Administrator shall have full and complete authority and control with respect to Plan operations and administration unless the Administrator allocates and delegates such authority or control pursuant to the procedures stated in subsection (b) or (c) below. Any decisions of the Administrator or its delegate shall be final and binding upon all persons dealing with the Plan or claiming any benefit under the Plan. The Administrator shall have all powers which are necessary to manage and control Plan operations and administration including, but not limited to, the following:

                      (a) To employ such accountants, counsel or other persons as it deems necessary or desirable in connection with Plan administration. The Trust Fund shall bear the costs of such services and other administrative expenses, unless paid by the Company or Employer.

                      (b) To designate in writing persons other than the Administrator to perform any of its powers and duties hereunder including, but not


                                      8-1
limited to, Plan fiduciary responsibilities (other than any responsibility to manage or control the Plan assets).

                      (c) To allocate in writing any of its powers and duties hereunder, including but not limited to fiduciary responsibilities (other than any responsibility to manage or control the plan assets) to those persons who have been designated to perform Plan fiduciary responsibilities.

                      (d) To construe and interpret the Plan in a discretionary manner, including the power to construe disputed provisions.

                      (e) Subject to Article 10, to resolve all questions arising in the administration, interpretation and application of the Plan, including, but not limited to, questions as to the eligibility or the right of any person to a benefit.

                      (f) To adopt such by-laws, rules, regulations, forms and procedures from time to time as it deems advisable and appropriate in the proper administration of the Plan.

                      (g) To receive from the Company or from Participants such information as shall be necessary for the proper administration of the Plan.

                      (h) To furnish, upon request, such annual reports with respect to the administration of the Plan as are reasonable and appropriate.

                      (i) To receive from the Trustee and review reports of the financial condition and receipts and disbursements of the Trust Fund.

                      (j) To prescribe procedures to be followed by any person in applying for distributions pursuant to the Plan and to designate the forms or documents, evidence and such other information as the Administrator may reasonably deem necessary, desirable or convenient to support an application for such distribution.

                      (k) To issue directions to the Trustee, and thereby bind the Trustee, concerning all benefits to be paid pursuant to the Plan.

                      (l) To apply consistently and uniformly the Committee rules, regulations and determinations to all Participants and beneficiaries in similar circumstances.

                  8.3 Records and Notices. The Administrator shall keep a record of all its proceedings and acts and shall maintain all such books of accounts, records and other data as may be necessary for proper plan administration. The Administrator shall notify the Trustee of any action taken by the Administrator


                                      8-2
which affects the Trustee's Plan obligations or rights and, when required, shall notify any other interested parties.

                  8.4 Compensation and Expenses. The expenses incurred by the Administrator in the proper administration of the Plan shall be paid from the Trust Fund. The Employer may elect to pay such expenses directly. An Administrator who is an employee of the Employer shall not receive any fee or compensation for services rendered.

                  8.5 Limitation of Authority. The Administrator shall not add to, subtract from or modify any of the terms of the Plan, change or add to any benefits prescribed by the Plan, or waive or fail to apply any Plan requirement for benefit eligibility.


                                      8-3

                                       9-2
                                    ARTICLE 9

                           Administration of the Trust

                  9.1 Appointment of Trustee. The Company shall appoint one or more Trustees to receive and hold in trust all contributions, and Income, paid into the Trust Fund. The Company may remove the Trustee or the Trustee may resign and a successor trustee shall be appointed all pursuant to the requirements and procedure recited in the Trust Agreement.

                  9.2 Authorization for Trust Agreement. The Company shall enter into an agreement with the Trustee to provide for the administration of the Trust Fund. In accordance with the provisions of the agreement, the Company shall have the right at any time, and from time to time, to amend the agreement.

                  9.3 Participant Direction of Investment of Account.

                      (a) Investment of Funds. The Company, upon written request of a Participant and in accordance with its uniform and nondiscriminatory rules, may authorize Participants to direct the investment of all or part of their Account in such funds as the Company may select. The Participants' directions shall bind the Trustee unless and until the Company amends or revokes the authorization for investment direction by Participants. If the Trustee acts at the direction of a Participant, the Employer, its board of directors, officers and employees, the Administrator and the Trustee shall not be liable or responsible for any loss resulting to the Trust Fund or to any Account or for any breach of fiduciary responsibility by reason of any act done pursuant to the direction of the Participant.

                      (b) Investment Elections.

                          (1) Participants may choose to invest their Account
among the available investment vehicles in any whole percentage. Elections shall be made in a manner prescribed by the Administrator and verified in writing or as otherwise approved by the Administrator. Once filed, a Participant's verified election will remain in effect until amended or discontinued pursuant to this paragraph. If a Participant fails to direct the investment of all or any portion of his Account, such amount shall be invested in the fund(s) uniformly designated by the Administrator on behalf of the Participant.

                          (2) A Participant may change his investment election
as to further contributions and Income therein pursuant to rules prescribed


                                      9-1
by the Administrator. A Participant may change his investment election as to his existing Account pursuant to rules prescribed by the Administrator.

                  9.4 Funding Policy. The funding policy for the Plan hereby requires the Trustee to invest the Trust Fund for the exclusive benefit of Plan Participants and their beneficiaries in a manner consistent with the Employee Retirement Income Security Act of 1974, as amended from time to time. As part of such funding policy, the Company shall from time to time direct the Trustee, or an investment manager as permitted by the Trust, to exercise its investment discretion so as to provide sufficient cash assets in an amount determined under the funding policy in effect to be necessary to meet the liquidity requirements for administration of the Plan.


                                      9-2

                                   ARTICLE 10

                                Claims Procedure

                  10.1 Application for Benefits. Any person entitled to benefits must file a written claim with the Administrator on forms provided by the Administrator. Such application shall include all information and evidence the Administrator deems necessary to properly evaluate the merit of and to make any necessary determinations on a claim for benefits. Unless special circumstances exist, a Participant shall be informed of the decision on his claim within 90 days of the date all the information and evidence necessary to process the claim is received. Within such 90-day period, he shall receive a notice of the decision or a notice that explains the special circumstances requiring a delay in the decision and sets a date, no later than 180 days after all the information and evidence necessary to process his claim have been received, by which he can expect to receive a decision.

                      The claimant may assume that the claim has been denied and may proceed to appeal the denial if the claimant does not receive any notice from the Administrator within the 90-day period, or a notice of a delayed decision within such 90 day period.

                  10.2 Notice of Denied Claim for Benefits. If a claim for benefits is partially or wholly denied, the claimant will receive a notice that: states the specific reason or reasons for denial; refers to provisions of the Plan documents on which the denial is based; describes and explains the need for any additional material or information that the claimant must supply in order to make his claim valid; and explains the steps that must be taken to submit his claim for review.

                  10.3 Review of Denied Claim. A claimant may file a written appeal of a denied claim with the Administrator within 60 days after receiving notice that his claim has been denied, including any comments, statements or documents he may wish to provide. The claimant may review all pertinent Plan documents upon reasonable request to the Administrator. Within 60 days after the submission of the written appeal, the Administrator shall render a determination on the appeal of the claim in a written statement. The written decision shall contain the reason or reasons for the decision and refer to specific Plan provisions on which the decision is based. If special circumstances require a delay in the decision, the Administrator shall notify the claimant of the reasons for the delay within the 60-day period. A delayed decision shall be issued no later than 120 days after the date the Administrator receives a request for review. The determination rendered by the Administrator shall be binding upon all parties.


                                      10-1

                                   ARTICLE 11

                            Amendment and Termination

                  11.1 Amendment or Restatement. The Company may amend or restate the Plan at any time and from time to time. No amendment or restatement shall authorize any part of the Trust Fund, other than amounts which are necessary to pay taxes and administration expenses, to be used for or diverted to purposes other than for the exclusive benefit of the Participants or their beneficiaries or estates. No amendment or restatement shall be construed to: (a) reduce a Participant's Account balance determined as of the date immediately preceding the effective date of the amendment or restatement; (b) reduce or eliminate any benefit protected by Code section 411(d)(6); or (c) cause or permit any portion of the Trust Fund to revert to, or become property of, the Company. No amendment which affects the rights, duties or responsibilities of the Trustee shall be effective without the Trustee's written consent. The provisions of the Plan as in effect at the time of a Participant's termination of Employment shall control as to that Participant, unless otherwise specified in the Plan. If the Company amends the Plan to no longer reflect the provisions of the volume submitter master document, the Plan may be considered an individually designed plan.

                  11.2 Termination and Discontinuance of Contributions. The Company reserves the right to terminate the Plan at any time with respect to any or all Participants. Any participating Employer shall be permitted to discontinue or revoke its participation in the Plan. Upon discontinuance of Plan contributions or full or partial termination of the Plan, the Account of each affected Participant shall become fully vested and nonforfeitable. The Company shall provide the Trustee with written notification of the full or partial termination of the Plan. In the event of full or partial termination, the Employer's liability to pay plan benefits shall be strictly limited to assets of the Trust Fund. No one shall have any claim against the Company to provide any or all of the plan benefits regardless of the sufficiency of the Trust Fund, except as otherwise required by law. The termination of the Plan shall not result in the reduction of any benefit protected by Code section 411(d)(6), except to the extent permitted by applicable Treasury regulations.

                  11.3 Distribution Upon Termination. If the Plan terminates pursuant to section 11.2, and the Company does not merge the assets of the Plan with another qualified plan or continue the Plan as a "wasting trust" by satisfying all ongoing plan qualification rules, the Company shall distribute each Participant's Account in a lump sum; provided, however, if the Employer (or any member of a controlled group within the meaning of Code sections 414(b),
(c), (m) and (o) of


                                      11-1
which the Employer is a member) establishes or maintains at any time within the 24-month period beginning 12 months before the time of termination another defined contribution plan, other than an employee stock ownership plan or simplified employee pension (as defined in Code section 408(k)) which covers 2% or more of the employees covered under the Plan at the time of termination, each Participant's Account shall be transferred to such other defined contribution plan. Participant consent to such a transfer shall be required only if transfer of the Participant's Account results in an elimination or reduction of Code section 411(d)(6) protected benefits. Participant consent shall not be required if Participants' Accounts are to be paid in a lump sum.

                  11.4 Merger, Consolidation or Transfer of Assets and Liabilities. Upon any merger or consolidation with, or a transfer of assets or liabilities to, another plan, each Participant is entitled to receive a benefit immediately after such event which is equal to or greater than the benefit he would have been entitled to receive if the Plan had terminated immediately prior to such event. Any such transfer, merger or consolidation must not otherwise result in the elimination of any benefit protected by Code section 411(d)(6).

                  11.5 Distribution Upon Disposition of Assets of Subsidiary. Notwithstanding the distribution rules of Article 7, a Participant's Account may be distributed in a lump sum in the event of the disposition of at least 85% of the assets of the Employer (within the meaning of Code section 409(d)(2)), or, if the Employer is a subsidiary of the Company, the disposition by the Company of its interests in the Employer (within the meaning of Code section 409(d)(3)) to an unrelated entity provided (1) the Company or Employer continues to maintain the Plan, and (2) the Participant continues employment with the corporation acquiring such assets or such subsidiary.

                  11.6 Successor Employer. Any successor to the business of the Employer may, with the written consent of the Company, continue the Plan and Trust. Such successor shall succeed to all the rights, powers and duties of the Employer. The Employment of any employee of the Employer who continues in the employ of the successor shall not be deemed to have been terminated or severed for any purpose of the Plan.


                                      11-2

                                   ARTICLE 12

                               General Provisions

                  12.1 Limitation on Liability. In no event shall the Company, Employer, Administrator or any employee, officer or director of the Company or Employer incur any liability for any act or failure to act unless such act or failure to act constitutes a lack of good faith, willful misconduct or gross negligence with respect to the Plan or Trust Fund.

                  12.2 Indemnification. The Trust Fund shall indemnify the Administrator and any employee, officer or director of the Employer against all liabilities arising by reason of any act or failure to act unless such act or failure to act is due to such person's own gross negligence or willful misconduct or lack of good faith in the performance of his duties to the Plan or Trust Fund. Such indemnification shall include, but not be limited to, expenses reasonably incurred in the defense of any claim, including attorney and legal fees, and amounts paid in any settlement or compromise; provided, however, that indemnification shall not occur to the extent that it is not permitted by applicable law. If Trust Fund assets are insufficient or indemnification is not permitted by applicable law, the Employer shall indemnify such person. Indemnification shall not be deemed the exclusive remedy of any person entitled to indemnification pursuant to this section. The indemnification provided hereunder shall continue as to a person who has ceased acting as a director, officer, member, agent or employee of the Administrator or as an officer, director or employee of the Employer, and such person's rights shall inure to the benefit of his heirs and representatives.

                  12.3 Compliance with Employee Retirement Income Security Act of 1974. Notwithstanding any other provisions of this Plan, a fiduciary or other person shall not be relieved of any responsibility or liability for any responsibility, obligation or duty imposed upon such person pursuant to the Employee Retirement Income Security Act of 1974, as amended from time to time.

                  12.4 Nonalienation of Benefits. Except with respect to any indebtedness owing to the Trust Fund, payments required pursuant to a qualified domestic relations order as defined by the Code, or as otherwise permitted by law, benefits payable by the Plan shall not be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy, either voluntary or involuntary. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to Plan benefits shall be void.


                                      12-1

                  12.5 Employment Not Guaranteed by Plan. The establishment of this Plan, its amendments and the granting of a benefit pursuant to the Plan shall not give any Participant the right to continued Employment with the Employer, or limit the right of the Employer to dismiss or impose penalties upon the Participant or modify the terms of Employment of any Participant.

                  12.6 Form of Communication. Any election, application, claim, notice or other communication required or permitted to be made by or to a Participant, the Administrator or Company shall be made in such form as the Administrator or Company shall prescribe. A communication shall be effective upon mailing if sent first class, postage prepaid and addressed to the Administrator or Company at the principal office of the Administrator or Company or to the Participant at his last known address.

                  12.7 Facility of Payment. If a Participant's duly qualified guardian or legal representative makes claim for any amount owing to the Participant, the Trustee shall pay the amount to which the Participant is entitled to such guardian or legal representative. In the event a distribution is to be made to a minor, the Administrator may direct that such distribution be paid to the legal guardian, or if none, to a parent of such minor or an adult with whom the beneficiary maintains his residence, or to the custodian for such beneficiary under the Uniform Gift to Minors Act if permitted by the laws of the state in which the beneficiary resides. Any payment made pursuant to this section in good faith shall be a payment for the Account of the Participant and shall be a complete discharge from any liability of the Fund or the Trustee.

                  12.8 Location of Participant or Beneficiary Unknown. In the event a Participant or beneficiary cannot be located upon termination of the Plan, any amount payable to such Participant or beneficiary shall be transferred at the earliest possible date to the state of the Participant's or beneficiary's last known address pursuant to the terms of that State's abandoned property law or as otherwise required by applicable law. Upon such transfer, the Employer, Administrator and Trustee shall have no further liability for the amount so transferred.

                  12.9 Service in More Than One Fiduciary Capacity. Any individual, entity or group of persons may serve in more than one fiduciary capacity with respect to the Plan and Trust Fund.

                  12.10 Offset. In the event any payment is made by the Trustee to any individual who is not entitled to such payment, the Trustee shall have the right to reduce future payments due to such individual by the amount of any such


                                      12-2
erroneous payment. This right of offset, however, shall not limit the rights of the Trustee to recover such overpayments in any other manner.

                  12.11 Military Leave of Absence. Notwithstanding any provision of this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with section 414(u) of the Code.



                                      12-3

                                   APPENDIX A

                         MADISON UAW - LOCAL UNION 1329

         To the extent any provisions of the Plan are contrary to the provisions of this Appendix A, the provisions of Appendix A shall control with respect to any Participant who is a member of the eligible class of employees named in Appendix A.

                  1. Eligible Class of Employees. An employee eligible to participate in the Plan is any employee of an Employer who is a member of the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America, UAW, Local Union 1329, a collective bargaining unit whose representatives have agreed with the Employer to provide for participation in the Plan for members of the collective bargaining unit.

                                   APPENDIX B

               MADISON - INTERNATIONAL ASSOCIATION OF MACHINISTS,
                              BADGER LODGE NO. 1406

         To the extent any provisions of the Plan are contrary to the provisions of this Appendix B, the provisions of Appendix B shall control with respect to any Participant who is a member of the eligible class of employees named in Appendix B.

                  1. Eligible Class of Employees. An employee eligible to participate in the Plan is any employee of an Employer who is a member of the International Association of Machinists, Badger Lodge No. 1406, a collective bargaining unit whose representatives have agreed with the Employer to provide for participation in the Plan for members of the collective bargaining unit.

                  2. Compensation. With respect to any Participant covered under this Appendix B, Compensation shall be determined in accordance with section 1.2(e)(1) of the Plan, excluding incentive pay.

                                   APPENDIX C

                     FENNIMORE - TEAMSTERS, LOCAL UNION 695

         To the extent any provisions of the Plan are contrary to the provisions of this Appendix C, the provisions of Appendix C shall control with respect to any Participant who is a member of the eligible class of employees named in Appendix C.

                  1. Eligible Class of Employees. An employee eligible to participate in the Plan is any employee of an Employer who is a member of the Teamsters, Local Union 695, a collective bargaining unit whose representatives have agreed with the Employer to provide for participation in the Plan for members of the collective bargaining unit.

                  2. Compensation. With respect to any Participant covered under this Appendix C, Compensation shall be determined in accordance with section 1.2(e)(1) of the Plan, excluding incentive pay.